UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12.
Vestin Fund II, LLC

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)
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☐	Fee paid previously with preliminary materials.

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On or about February 1, 2006, Vestin Fund II, LLC (“Fund II”) mailed the attached letter to unitholders of Fund II regarding the proposal to convert Fund II into a real estate investment trust.
February 1, 2006

Dear Fund II Unit Holder:
Over the past year, I have heard from thousands of Unit Holders who have said they want LIQUIDITY for their money.

The most effective way for our Unit Holders to gain liquidity is to VOTE FOR THE MORTGAGE REIT.

If Fund II remains as an LLC, you must WAIT YOUR TURN on the redemption list, no matter how long it is before you can redeem your units. Your redemption will be at whatever the unit value is at that time.

I STRONGLY URGE YOU TO VOTE FOR THE MORTGAGE REIT.

PLEASE RETURN YOUR PROXY VOTE CARD AS SOON AS POSSIBLE.

We have filed with the SEC a definitive proxy/prospectus and other materials relating to the proposed REIT conversion. The proxy statement/prospectus contains important information and we urge you to read it carefully. If you have questions or need another copy of the definitive proxy statement/prospectus, or you need another proxy card, please call 1-888-232-7612 immediately. The proxy statement/prospectus is also available free of charge on the SEC website at www.sec.gov.

Sincerely,
/s/ Mike Shustek
Mike Shustek

     P.S. Several Unit Holders have asked about the vote counting procedure. Before we mailed the proxy cards, we engaged Corporate Election Services of Pittsburgh to verify the vote count, to act as Inspector of Elections, and to report the final count to the Unit Holders. They are an independent company who perform this service for many well-known public corporations.